Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-405-2454	212-850-5600
FOR IMMEDIATE RELEASE
KID BRANDS, INC. REPORTS THIRD QUARTER 2010 RESULTS
Net Sales Increase 18.4%; Net Income Increases 38.1%
Adjusted Net Income Increases 58.4%
Company Reaffirms 2010 Sales and Earnings Outlook
Wayne, N.J. — November 4, 2010 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended September 30, 2010 (“Q3 2010”).
Summary Results

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
(in millions, except per share data)	2010	2009	Change	2010	2009	Change
Net sales	$71.1	$60.1	18.4%	$200.5	$176.3	13.7%
Net income (loss)	$4.0	$2.9	38.1%	$11.9	($1.5)	N/A
Net income (loss) per diluted share	$0.18	$0.13	38.5%	$0.54	($0.07)	N/A
Adjusted net income*	$4.5	$2.9	58.4%	$12.5	$8.3	50.1%
Adjusted net income per diluted share*	$0.21	$0.13	61.5%	$0.57	$0.38	50.0%

*
“Adjusted net income” and “Adjusted net income per diluted share” for the three and nine months ended September 30, 2010 and the nine months ended September 30, 2009 are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release. No adjustments were made to the reported net income for the three months ended September 30, 2009.

Bruce G. Crain, President and Chief Executive Officer, commented, “We are pleased with our third quarter results, which reflect double-digit organic sales and earnings growth. Despite the ongoing challenging retail environment, we have continued to diversify our business by enhancing our presence in existing and adjacent product categories, expanding key mass merchandise accounts, and adding product lines that appeal to a broader range of consumer preferences and a wider age range of young children. At the same time, we experienced some margin reduction as a result of certain anticipated product mix changes, supply chain cost increases and further investments designed to help win future market share and position our business for the long-term. We believe these investments will enable us to continue to deliver strong sales and earnings growth across an expanded portfolio of innovative, branded and design-led products in 2011 and beyond.”
Third Quarter 2010 Results
Net sales for Q3 2010 increased 18.4% to $71.1 million, compared to $60.1 million for the three months ended September 30, 2009 (“Q3 2009”). This increase was completely organic and primarily the result of strong top-line growth at LaJobi, Sassy and CoCaLo. LaJobi’s growth was driven primarily by the strong performance of its Graco® licensed products and recent crib placements at Walmart stores, Sassy’s increase was driven primarily by its licensed Garanimals® product line (also for Walmart) and CoCaLo’s increase was due to continued strong performance of several top-selling collections.
Gross profit was $20.6 million, or 29.0% of net sales, for Q3 2010, as compared to $18.5 million, or 30.7% of net sales, for Q3 2009. In absolute terms, gross profit increased as a result of the increase in net sales. Gross profit margins decreased as a result of: (i) amounts recorded by the Company of approximately $670,000 in Q3 2010 related to the discontinuance of its sleep positioner product line (described below), which decreased gross margins by one full percentage point; (ii) incremental promotional allowances provided to retailers; (iii) strong sales growth at LaJobi, whose products typically carry lower gross margins; (iv) a continued shift in product mix toward more opening price point and other lower margin product categories, including continued strength in sales of licensed products, which tend to have a lower margin as a result of royalties recorded in cost of goods sold; and (v) increased freight and product costs. The Company’s Sassy subsidiary discontinued the sale of infant sleep positioners following a warning from the U.S. Consumer Product Safety Commission and the U.S. Food and Drug Administration regarding the use of such products and, in connection therewith, has recorded amounts related to estimated retailer returns, the write-down of inventory and related costs. Sales of sleep positioners represented approximately 0.5% of the Company’s consolidated 2010 sales.
Selling, general and administrative expense was $13.7 million, or 19.3% of net sales, for Q3 2010 compared to $12.1 million, or 20.1% of net sales, for Q3 2009. SG&A expense decreased as a percentage of sales primarily as a result of expense leverage due to sales growth, partially offset by recent investments in additional product development, marketing and operational resources to drive future growth. In absolute terms, the increase in SG&A costs was a function of: (i) variable costs associated with higher sales; (ii) investments in additional product development, marketing and operational resources and costs; and (iii) severance costs of approximately $0.3 million.
Other expense was $0.8 million for Q3 2010 as compared to $1.6 million for Q3 2009. This decrease was primarily due to lower borrowings and lower borrowing costs as compared to Q3 2009. Q3 2009 also included a favorable change of $0.3 million in the fair market value of an interest rate swap agreement, which was not a factor in Q3 2010.

Income before income tax provision was $6.1 million for Q3 2010 as compared to $4.8 million for Q3 2009, primarily as a result of the items described above.
The provision for income tax was $2.2 million for Q3 2010 as compared to $1.9 million in Q3 2009. The Company’s effective tax rate for Q3 2010 was 36% as compared to approximately 40% for Q3 2009. The difference between the effective rate for each period and the U.S. federal tax rate primarily related to the provision for state taxes.
As a result of the foregoing, net income for Q3 2010 was $4.0 million, or $0.18 per diluted share, compared to net income of $2.9 million, or $0.13 per diluted share, for Q3 2009. Excluding from Q3 2010 (i) the $0.7 million in sleep positioner charges and (ii) the $0.3 million severance charge (the “Q3 2010 Charges”), and the related assumed tax effects, non-GAAP adjusted net income for Q3 2010 was $4.5 million, or $0.21 per diluted share. There were no adjustments to net income for Q3 2009.
At September 30, 2010, outstanding bank debt was $72.3 million, which reflects the utilization of approximately $5.8 million of bank debt in Q3 2010, primarily as a result of an increase in inventories to support anticipated growth. Since the commencement of the Company’s current credit facility on April 2, 2008, the Company has repaid approximately $58.8 million of debt, including approximately $9.9 million during 2010.
2010 YTD Period
Net sales for the nine months ended September 30, 2010 (the “2010 YTD Period”) increased 13.7% to $200.5 million, compared to $176.3 million for the nine months ended September 30, 2009 (the “2009 YTD Period”). This increase was primarily the result of strong growth at LaJobi, Sassy and CoCaLo. The strong growth at LaJobi was driven primarily by the performance of its Graco® licensed products and recent crib placements at Walmart stores, while Sassy’s increase was driven primarily by its licensed Garanimals® product line for Walmart, and CoCaLo’s increase was due to continued strong performance of several top-selling collections.
Net income for the 2010 YTD Period was $11.9 million, or $0.54 per diluted share, compared to a net loss of $1.5 million, or ($0.07) per diluted share, for the 2009 YTD Period. During the 2009 YTD Period, the Company recorded (i) a non-cash charge to income (loss) from operations in an aggregate amount of $15.6 million related to the sale of the Company’s former gift business in December 2008 and (ii) a $0.4 million severance charge (the “YTD 2009 Charges”). Excluding the Q3 2010 Charges from the 2010 YTD Period and the YTD 2009 Charges from the 2009 YTD Period, and the related assumed tax effects in each period, non-GAAP adjusted net income for the 2010 YTD Period was $12.5 million, or $0.57 per diluted share, as compared to $8.3 million, or $0.38 per diluted share, for the 2009 YTD Period.

Mr. Crain continued, “Looking out to the remainder of the year and beyond, we believe that we are well-positioned within the marketplace. We are encouraged by the early reception to our new product launches at the recent trade shows, where we introduced several new product categories and further enhanced our offerings in our core categories. We continue to address the needs of today’s parents by offering essential and innovative products that are branded, fashionable and functional, which we believe serves us well in both the currently challenging economic times and during the likely eventual recovery. We are also working closely with our vendor and retailer partners to mitigate rising costs of goods, and are maintaining tight controls on all discretionary expenses. Additionally, we are ensuring that we have adequate inventories to serve our retailers and consumers in our core and many new product categories and channels.”
Concluding, Mr. Crain noted, “Based on our current plans and assumptions, we remain comfortable with our prior outlook to grow net sales to at least $267 million and net income to at least $0.71 per diluted share for the full year 2010. Although debt repayment continues to be a high priority, we remain committed to ensuring that we have adequate inventory to support our growth plans for 2011 and, as a result, do not anticipate meaningful additional debt repayment during the remainder of 2010.”
Conference Call Information
The conference call, which will be held at 10:00 a.m. ET today, November 4, 2010, may be accessed by dialing 888-395-3241 or 719-457-2705, access code: 9146073. Additionally, a webcast of the call can be accessed at www.kidbrandsinc.com, www.earnings.com, or http://phx.corporate-ir.net/playerlink.zhtml?c=114140&s=wm&e=3471473, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through November 11, 2010, by dialing 877-870-5176 or 858-384-5517, access code: 9146073.
Non-GAAP Information
In this release, certain financial measures for Q3 2010, the 2010 YTD Period and the 2009 YTD Period are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for each of Q3 2010, the 2010 YTD Period and the 2009 YTD Period are non-GAAP financial measures.
Adjusted net income is defined as net income plus/minus certain special items, after giving effect to an assumed tax impact of such items. Adjusted net income and Adjusted net income per diluted share for each of Q3 2010 and the 2010 YTD Period exclude the Q3 2010 Charges, and Adjusted net income and Adjusted net income per diluted share for the 2009 YTD Period exclude the YTD 2009 Charges, and in each case, give effect to the related tax benefits associated therewith by applying an assumed 39% effective tax rate. In addition, adjusted net income per diluted share for the 2009 YTD Period also includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such period, because the Company was in a net loss position for such period, and the inclusion of such shares would have been anti-dilutive).

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.
Kid Brands, Inc.
Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.
The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, kitchen and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrandsinc.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as updated in the Company’s Prospectus Supplement, filed on June 11, 2010 pursuant to Rule 424(b) of the Securities Act of 1933, as amended. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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KID BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$71,128	$60,085	$200,523	$176,329

Cost of sales	50,490	41,613	140,511	122,289

Gross profit	20,638	18,472	60,012	54,040

Selling, general and administrative expenses	13,710	12,069	38,533	35,686

Impairment and valuation reserve	—	—	—	15,620

Operating income	6,928	6,403	21,479	2,734

Other (expense) income:
Interest expense, including amortization and write-off of deferred financing costs	(887)	(1,559)	(2,951)	(5,452)
Interest and investment income	3	—	10	10
Other, net	105	(67)	370	136

	(779)	(1,626)	(2,571)	(5,306)

Income (loss) from operations before income tax (benefit) provision	6,149	4,777	18,908	(2,572)

Income tax (benefit) provision	2,189	1,909	7,004	(1,087)

Net income (loss)	$3,960	$2,868	$11,904	$(1,485)

Basic earnings (loss) per share:	$0.18	$0.13	$0.55	$(0.07)

Diluted earnings (loss) per share:	$0.18	$0.13	$0.54	$(0.07)

Weighted average shares:
Basic	21,546,000	21,371,000	21,545,000	21,370,000

Diluted	21,999,000	21,770,000	21,951,000	21,370,000

KID BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Dollars in Thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009

Cash and cash equivalents	$1,406	$1,593

Accounts receivable, net	47,719	42,940

Inventories, net	48,226	37,018

Other current assets	4,898	5,798

Long-term assets	108,717	119,529

Total assets	$210,966	$206,878

Short-term debt	$28,489	$28,633

Other current liabilities	31,070	29,734

Long-term liabilities	46,490	57,417

Total liabilities	106,049	115,784

Shareholders’ equity	104,917	91,094

Total liabilities and shareholders’ equity	$210,966	$206,878

KID BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Except for Share and Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
To arrive at Adjusted net income and Adjusted net income per diluted share(1):
Net income (loss), as reported	$3,960	$2,868	$11,904	$(1,485)
Add: Impairment and valuation reserve	—	—	—	15,620
Add: Charge for discontinuance of sleep positioner products	667	—	667	—
Add: Severance	286	—	286	394
Less: Tax impact of above items (using assumed 39% effective rate)	(371)		(371)	(6,245)

Adjusted net income	$4,542	$2,868	$12,486	$8,284

Adjusted net income per diluted share	$0.21	$0.13	$0.57	$0.38

Weighted-average diluted shares outstanding, as reported(2)	21,999,000	21,770,000	21,951,000	21,370,000
Weighted-average diluted shares outstanding, as adjusted(2)	21,999,000	21,770,000	21,951,000	21,678,000

(1)	No adjustments to reported net income have been made for Q3 2009, which is shown for comparative purposes only.

(2)
For the 2009 YTD Period, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive.